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EXHIBIT 10.26

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                              CONSULTING AGREEMENT
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                                                       Date: July 26, 1999

NOVOSTE:    NOVOSTE CORPORATION
            3890 Steve Reynolds Blvd.
            Norcross, Georgia 30093

Name of Consultant: Charles E. Larsen

SSN: ###-##-####

Address:    Charles E. Larsen
            6080 Cherokee Trace
            Cumming, GA 30131

Telephone:  (770) 844-8985

Name and Address of Novoste Contact:

            William A. Hawkins
            3890 Steve Reynolds Blvd.
            Norcross, GA 30093

Term of Consulting Service: From May 03, 1999 to May 03, 2000.

Novoste and Consultant agree:

1.    Scope of Work

      Consultant will perform the consulting services for Novoste Corporation ("Novoste") described as follows and in attached Schedule 1 (the "Services"):

      o Consultant will provide the same types of services he provided while employed at Novoste as Chief Technical Officer. These include, but are not limited to, the job functions listed in Novoste's 1999 Job Description for the position Chief Technical Officer, which is attached hereto as Schedule 1.

      o Consultant's main responsibilities will be in assisting the research, design and development efforts at Novoste. However, Consultant's experience and expertise in the Medical Device Industry may be utilized with respect to other aspects of the business.

      o Also, Consultant will assist with administering the maintenance of Novoste's facilities.

                                                                     99-0016-CSA

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2.    Compensation

      Novoste will pay Consultant a consulting fee in the amount and on the terms set forth below:

      o As compensation for Services, Novoste will pay Consultant relatively equal payments on a biweekly basis, the combined total for a year of such payments (26 payments) being one hundred forty thousand dollars ($140,000.00).

      o Reasonable expenses and travel expenses, including meals, transportation, and housing, incurred during performance of the work as specified under this agreement will be reimbursed by Novoste. Additionally, Novoste will provide Consultant with a computer and adequate work space during the term of this Agreement.

      o For the consulting fee of $140, 000.00 per year, Consultant will be expected to work a yearly average of approximately forty (40) hours per month.

      o Consultant is not an employee of Novoste and will not receive any benefits other than the above defined consulting fee and reimbursed expenses. Thus, Consultant is not eligible for participation in the Novoste Employee Bonus Plan or the Novoste 401(k) Plan and does not benefit from Health Care Insurance, Life & Accidental Death or Dismemberment Insurance, and Long-term Disability Insurance provided by Novoste to its employees.

3.    Manner of Performance

      (a)   This agreement is binding on Consultant, an individual named Charles
            E. Larsen. Consultant represents that Consultant has the requisite expertise, ability and legal right to render the Services and will perform the Services in an efficient manner. Consultant will abide by all laws, rules and regulations that apply to the performance of the services, including applicable requirements regarding equal employment opportunity and the provisions of any Executive Orders and related rules. Consultant when on Novoste's premises will comply with Novoste's policies with respect to conduct of visitors.

      (b) Consultant may retain third parties to assist in the rendering of Services only upon approval by Novoste and only upon written agreement by such third parties, a copy of which shall be provided to Novoste, that they agree to be bound by all the terms and conditions of this agreement as if Consultant hereunder.

4.    Confidentiality

      In the course of this agreement, it is anticipated that Consultant will learn of information that Novoste regards as confidential or proprietary. Consultant will keep confidential this information and any other information which Consultant may acquire with respect to Novoste's business, including, but not limited to, information developed by Consultant and information relating to new products, customers, pricing

                                                                     99-0016-CSA

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      know-how, processes, and practices, unless and until Novoste consents in writing to disclosure, or unless such knowledge and information otherwise becomes generally available to the public through no fault of Consultant. Consultant will not disclose to others, without Novoste's written consent, the fact that it is acting on behalf of Novoste and will not publish on the subject of this consulting relationship without first providing Novoste with the opportunity to review and offer reasonable objection to the contemplated publication. This undertaking to keep information confidential will survive the termination of this agreement. At the termination of this agreement, Consultant will return to Novoste all physical specimens, devices, and prototypes, and all drawings, specifications, manuals and other printed or reproduced material (including information stored on machine readable media) provided by Novoste to Consultant and all copies of such information made by Consultant.

5.    Conflicts of Interest

      Consultant represents that it has advised Novoste in writing prior to the date of signing this agreement of any relationship with third parties, including competitors of Novoste, which would present a conflict of interest with the rendering of the Services, or which would prevent Consultant from carrying out the terms of this agreement or which would present a significant opportunity for the disclosure of confidential information. Consultant will advise Novoste of any such relationships that arise during the term of this agreement. Novoste will then have the option to terminate this agreement without further liability to Consultant, except to pay for Services actually rendered.

      Consultant has advised Novoste that in addition to being an independent consultant for Novoste, Consultant separately owns, operates and is an employee of The Innovation Factory, LLC, a company located at 4350-A, International Blvd., Norcross, GA 30093. Consultant declares that The Innovation Factory does not present a conflict of interest and furthermore, is not and will not be engaged in the development, management, manufacture, distribution or sale of Radiotherapy products or services during the term of this Agreement and for at least one year thereafter.

6.    Relationship with Others

      During the term of this agreement and for one year after its termination date, Consultant will not perform services in the specific area in which Consultant actually has consulted under this agreement for any other entity engaged in the development, management, manufacture, distribution or sale of Radiotherapy products or services.

7.    Independent Contractor

      Consultant is an independent contractor, not an employee of Novoste; and nothing in this Consulting Agreement shall render Consultant an employee of Novoste. Although Consultant is an independent contractor and not an employee of Novoste, Novoste will be responsible for deducting from Consultant's paychecks all federal, state, and local income taxes and Social Security contributions.

                                                                     99-0016-CSA

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8.    Ownership of Developments

      All written materials and other works which may be subject to copyright and all patentable and unpatentable inventions, discoveries, and ideas (including but not limited to any computer software) which are made, conceived or written by Consultant during the term of this agreement, and for 90 days after it expires, and which are based upon the Services performed by Consultant for Novoste ("Developments") shall become Novoste's property. Consultant represents and warrants that Consultant's employer, The Innovation Factory, has no ownership, license or other rights to the aforementioned Developments, and Consultant is under no obligation to assign, license or transfer rights to the aforementioned Developments to Consultant's employer, The Innovation Factory.

      Consultant agrees to hold all Developments confidential in accordance with paragraph 4 of this agreement.

9.    Disclosure and Transfer of Developments

      Consultant will disclose promptly to Novoste each Development and, upon Novoste's request and at Novoste's expense, Consultant will assist Novoste, or anyone it designates, in filing patent or copyright applications in any country in the world. Each copyrightable work, to the extent permitted by law, will be considered a work made for hire and the authorship and copyright of the work shall be in Novoste's name.

      Consultant will execute all papers and do all things which may be necessary or advisable, in the opinion of Novoste, to process such applications and to vest in Novoste, or its designee, all the right, title and interest in and to the Developments. If for any reason Consultant is unable to effectuate a full assignment of any Development, Consultant will transfer to Novoste, or its designee, its transferable rights, whether they be exclusive or nonexclusive, or as a joint inventor or partial owner of the Development.

10.   Disclosures to Novoste

      If during the term of this agreement, Consultant discloses any copyrightable works, inventions, discoveries, or ideas to Novoste which were conceived or written prior to this agreement or which are not based upon the Services performed by consultant for Novoste under this agreement, Novoste will have no liability to Consultant because of its use of such works, inventions, discoveries or ideas.

11.   Term

      The term of this agreement is as specified on the first page of this agreement, but in no event will the term of this agreement extend beyond three years from the date of this agreement.

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12.   Termination

      Novoste may terminate this Consulting Agreement effective the day of notice by giving Consultant written notice of termination if Consultant:
      (a) breaches any of its obligations under Paragraphs 4,6, 8 or 9 of the agreement; or (b) fails to provide the standard of performance of Services that substantially meets Novoste's reasonable expectations; or (c) fails at any time to provide the contracted services defined in section 1, section 2 and schedule 1 of this agreement. If Novoste determines that it no longer requires the services of Consultant it may terminate this agreement by giving Consultant thirty (30) days written notice.

13.   General

      No assignment by Consultant of this agreement or any sums due under it will be binding on Novoste without Novoste's prior written consent. This agreement supersedes all prior agreements and understandings between the parties respecting the subject matter of this agreement, with the exception of Agreements signed between Consultant and Novoste as a condition of Consultant's previous employment with Novoste. This agreement may not be changed or terminated orally by or on behalf of either party and nothing in any attachments or schedules to this agreement may vary the terms of this agreement.

      In the event the terms of any attachments or schedules are inconsistent with the terms of the numbered paragraphs of this agreement, the terms of the numbered paragraphs of this agreement shall control.

      In the event either party breaches this agreement, the other party will have the right to terminate the agreement. In the event of the actual or threatened breach of any of the terms of paragraphs 4, 6, 8, and 9, Novoste will have the right to specific performance and injunctive relief. The rights granted by this paragraph are in addition to all other remedies and rights available at law or in equity.

      This agreement shall be construed according to the laws of Georgia for contracts made within that state.

      The undersigned warrant and represent that they have authority to enter this agreement on behalf of Novoste or Consultant, respectively.

NOVOSTE CORPORATION                     CONSULTANT


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William A. Hawkins, President & CEO     Charles E. Larsen

Date: _____________________________     Date: __________________________________

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